Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release

Media Contact:	Lauren C. Steele VP Corporate Affairs 704-557-4551
Investor Contact:	David V. Singer Executive VP & CFO 704-557-4604

FOR IMMEDIATE RELEASE February 27, 2003	Symbol: COKE Quoted: The Nasdaq Stock Market (National Market)

Coca-Cola Bottling Co. Consolidated Reports 2002 Results

•	Physical case volume grew 3.4%
•	Net income was $22.8 million or $2.58/share, more than double the prior year
•	Debt was reduced by $64 million

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated today announced it earned $22.8 million or $2.58 per share in 2002. This represents a $13.4 million or $1.50 per share improvement over net income of $9.5 million or $1.08 per share in 2001. Net income in 2002 reflects a $7.5 million after tax reduction in amortization expense associated with the adoption of SFAS No. 142 and net income in 2001 benefited from a favorable income tax settlement. Excluding the tax settlement in 2001 and had SFAS No. 142 been in effect during both years, the comparable growth in net income and earnings per share would have been 62% and 60%, respectively.

When viewed on a comparable basis, the Company’s net sales for 2002 increased by 4.8%. This increase primarily resulted from bottle/can volume growth of 3.4% and increased contract sales. Net pricing was relatively flat for the year, reflecting a modest price increase on many packages offset by strategic price decreases in certain channels and a shift in package mix toward the popular Fridgepack™ twelve pack can package. Operating cash flow, defined as income from operations before amortization and depreciation expense, was up approximately 5% in 2002. For the fourth quarter of 2002, volume and net sales were down by approximately 3% and 1%, respectively, reflecting abnormally cold and wet weather. Most notably, a December ice storm resulted in a multi-day loss of power to over one million households and businesses in the Company’s North Carolina and South Carolina franchise territories impacting volume, particularly in the highest margin cold drink and immediate consumption channels. Fourth quarter net income benefited from a reversal of accrued retirement benefits for our former Chairman, the late J. Frank Harrison, Jr., and was negatively impacted by the cost of early termination of debt. The retired debt was refinanced with a portion of the proceeds from the Company’s November 2002 issuance of $150 million in 10 year senior notes with a coupon of 5%. The net effect of these two items was an increase in net income of approximately $1 million in the fourth quarter.

J. Frank Harrison, III, Chairman and CEO, said, “The Company’s performance in 2002 was quite strong. Despite the fourth quarter impact of the December ice storm, the Company reported record volume, net sales, operating profit and net income in 2002.” Mr. Harrison also said that 2002 represented the third consecutive year of strong free cash flow, which enabled the Company to reduce debt by $64 million and fund the acquisition of an additional 5% interest in Piedmont Coca-Cola Bottling Partnership, the Company’s partnership with The Coca-Cola Company. This acquisition increased the Company’s ownership interest in Piedmont to approximately 55%, resulting in Piedmont’s financial results being consolidated with the Company’s beginning in the first quarter of 2002. Over the past three years, the Company has reduced its debt and lease obligations by approximately $200 million, or about 20%, when viewed on a comparable basis as if Piedmont had been consolidated throughout this period. These results are attributable to having excellent people, a very focused strategy and consistent execution coupled with ongoing innovation. The growth in our industry has become increasingly driven by new brands and packages and the Company’s strategy is centered around innovation. During 2002 the Company introduced more than 70 new brand/package combinations, led by various package sizes of Vanilla Coke, Fanta flavors, and Minute Maid’s Lemonade and Fruit Punch. Furthermore, the Company embarked on a major restructuring of its distribution network geared toward improving efficiency and effectiveness in the distribution of an expanding product mix.

William B. Elmore, President and COO, said, “I am very encouraged by the Company’s results in 2002, especially in the face of major changes to our distribution system. During 2002 the Company closed approximately 10% of its distribution facilities, folding their operations into existing facilities. In addition, the Company converted distribution systems for more than half of its sales from conventional delivery to a pre-sell system. While these changes position the Company to become more productive while handling a more complex product mix, they are disruptive and expensive during the transition period. The combination of turnover, training, severance cost and asset write-downs associated with these distribution changes which occurred throughout 2002 reduced net income by approximately $3.5 million.” Mr. Elmore added, “Despite these disruptions our people did an excellent job of executing the introduction of Vanilla Coke and Fanta Flavors, which together helped us drive growth in our carbonated soft drink business for the second consecutive year. In addition, Dasani water continues to deliver profitable growth, up more than 40% in volume with solid profit margins.”

Forward-looking statements.

Included in this news release and other information that we make publicly available from time to time are several forward-looking management comments and other statements that reflect management’s current outlook for future periods. These expectations are based on currently available competitive, financial and economic data along with the Company’s operating plans, and are subject to future events and uncertainties. Among the events or uncertainties which could adversely affect future periods are lower-than-expected net pricing resulting from increased marketplace competition, an inability to meet requirements under bottling contracts, an inability to meet performance requirements for expected levels of marketing support payments from The Coca-Cola Company, material changes from expectations in the cost of raw materials, the inability of our aluminum can or PET bottle suppliers to meet our demand, higher than expected fuel prices and unfavorable interest rate fluctuations. The forward-looking statements in this news release should be read in conjunction with the detailed cautionary statements found on pages 23 and 24 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2001.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands (Except Per Share Data)

	Fiscal Year
	Unaudited
	2002	2001*	2001**
Net sales	$1,246,591	$1,189,577	$989,188
Cost of sales	667,260	641,494	544,528

Gross margin	579,331	548,083	444,660

Selling, general and administrative expenses	404,194	381,257	304,565
Depreciation expense	76,075	71,542	66,134
Amortization of goodwill and intangibles	2,796	23,810	15,296

Income from operations	96,266	71,474	58,665

Interest expense	49,120	57,802	44,322
Other income (expense), net	(3,084)	(2,313)	(2,647)
Minority interest	5,992	378

Income before income taxes	38,070	10,981	11,696
Federal and state income taxes	15,247	1,947	2,226

Net income	$22,823	$9,034	$9,470

Basic net income per share	$2.58	$1.03	$1.08

Diluted net income per share	$2.56	$1.02	$1.07

Weighted average number of common shares outstanding	8,861	8,753	8,753
Weighted average number of common shares outstanding – assuming dilution	8,921	8,821	8,821

Income from operations	$96,266	$71,474	$58,665
Amortization of goodwill and intangibles	2,796	23,810	15,296
Depreciation expense	76,075	71,542	66,134

Operating cash flow	$175,137	$166,826	$140,095

*	Certain prior year amounts have been reclassified to conform to current year classifications and reflects the consolidation of Piedmont’s results of operations with those of the Company as if the additional purchase had occurred at the beginning of 2001.
**	Certain prior year amounts have been reclassified to conform to current year classifications.

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED BALANCE SHEETS

In Thousands

	Unaudited
	Dec. 29, 2002	Dec. 30, 2001*	Dec. 30, 2001**
ASSETS

Current Assets:
Cash	$18,193	$18,210	$16,912
Accounts receivable, trade, net	79,548	84,384	63,974
Accounts receivable from The Coca-Cola Company	12,992	5,004	3,935
Accounts receivable, other	17,001	7,603	5,253
Inventories	38,648	45,812	39,916
Prepaid expenses and other current assets	4,588	3,211	3,068

Total current assets	170,970	164,224	133,058

Property, plant and equipment	842,994	822,096	766,222
Less-Accumulated depreciation and amortization	376,154	332,942	308,916

Property, plant and equipment, net	466,840	489,154	457,306

Leased property under capital leases	47,618	20,424	12,265
Less-Accumulated amortization	2,995	10,109	6,882

Leased property under capital leases, net	44,623	10,315	5,383

Investment in Piedmont Coca-Cola Bottling Partnership			60,203
Other assets	58,167	68,067	62,451
Franchise rights and goodwill	606,128	604,650	335,662
Other identifiable intangible assets	6,797	10,396	10,396

Total	$1,353,525	$1,346,806	$1,064,459

*	Certain prior year amounts have been reclassified to conform to current year classifications and reflects the consolidation of Piedmont’s financial position with that of the Company as if the additional purchase had occurred at the beginning of 2001.
**	Certain prior year amounts have been reclassified to conform to current year classifications.

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED BALANCE SHEETS

In Thousands

	Unaudited
	Dec. 29, 2002	Dec. 30, 2001*	Dec. 30, 2001**
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Portion of long-term debt payable within one year	$31	$154,208	$56,708
Current portion of obligations under capital leases	3,960	2,466	1,489
Accounts payable, trade	38,303	34,214	28,370
Accounts payable to The Coca-Cola Company	9,823	8,193	7,925
Due to Piedmont Coca-Cola Bottling Partnership			24,682
Other accrued liabilities	72,647	56,998	49,169
Accrued compensation	20,462	17,946	17,350
Accrued interest payable	10,649	13,646	11,878

Total current liabilities	155,875	287,671	197,571

Deferred income taxes	155,964	157,739	133,743
Pension and postretirement benefit obligations	37,227	34,862	37,203
Other liabilities	58,261	63,767	57,770
Obligations under capital leases	42,066	4,033	935
Long-term debt	807,725	727,656	620,156

Total liabilities	1,257,118	1,275,728	1,047,378

Minority interest	63,540	54,603

Stockholders’ Equity:
Common Stock	9,704	9,454	9,454
Class B Common Stock	3,009	2,989	2,989
Capital in excess of par value	95,986	91,004	91,004
Retained earnings (accumulated deficit)	6,043	(12,743)	(12,307)
Accumulated other comprehensive loss	(20,621)	(12,975)	(12,805)

	94,121	77,729	78,335
Less-Treasury stock, at cost:
Common	60,845	60,845	60,845
Class B Common	409	409	409

Total stockholders’ equity	32,867	16,475	17,081

Total	$1,353,525	$1,346,806	$1,064,459

*	Certain prior year amounts have been reclassified to conform to current year classifications and reflects the consolidation of Piedmont’s financial position with that of the Company as if the additional purchase had occurred at the beginning of 2001.
**	Certain prior year amounts have been reclassified to conform to current year classifications.